Exhibit 99.1

Stifel Reports January 2023 Operating Data

ST. LOUIS, MO, February 23, 2022 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for January 31, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “In January, we continued to benefit from our client cash initiatives. Client deposits remained relatively stable and we’ve continued to see similar trends so far in February. Total client assets increased 5% as we again benefitted from market appreciation and solid advisor recruiting. The environment for our Institutional Group remains challenging. However, the performance of both our transactional and investment banking businesses in January were in line with the outlook we gave on our fourth quarter conference call.”

Selected Operating Data (Unaudited)

	As of			% Change
(millions)	1/31/2023	1/31/2022	12/31/2022	1/31/2022	12/31/2022
Total client assets	$407,844	$421,462	$389,818	(3)%	5%
Fee-based client assets	$150,891	$156,869	$144,952	(4)%	4%
Private Client Group fee-based client assets	$132,763	$136,852	$126,043	(3)%	5%
Bank loans, net (includes loans held for sale)	$20,768	$17,068	$20,622	22%	1%
Client money market and insured product	$27,349	$28,007	$27,509	(2)%	(1)%

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations